Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-188345-02

October 6, 2014

Public Service Company of New Hampshire

Pricing Term Sheet

Issuer:	Public Service Company of New Hampshire
Security:

$75,000,000 3.50% First Mortgage Bonds, Series S, due 2023 (the “Bonds”), which will be part of the same series of debt securities issued on November 14, 2013 by the Issuer in the amount of $250,000,000 (the “Existing Bonds”)

Maturity Date:	November 1, 2023
Coupon:	3.50%
Price to Public:	102.719% of face amount plus accrued interest from and including May 1, 2014 to but excluding the settlement date
Accrued Interest Payable to the Issuer:	$1,188,541.67 accrued interest from and including May 1, 2014 to but excluding the settlement date
Benchmark Treasury:	2.375% due August 15, 2024
Spread to Benchmark Treasury:	+73 basis points
Benchmark Treasury Price / Yield:	99-21 / 2.414%
Re-Offer Yield:	3.144%
Interest Payment Dates:	May 1 and November 1, commencing November 1, 2014
Redemption Provisions:	Make-whole call at any time prior to August 1, 2023 at a discount rate of Treasury plus 15 basis points and, thereafter at par
Qualified Reopening:

The offering of the Bonds is expected to qualify as a “qualified reopening” of the Existing Bonds under the United States Treasury Regulations. See “Certain United States Federal Income Tax Consequences” in the Preliminary Prospectus Supplement dated October 6, 2014.

Trade Date:	October 6, 2014
Settlement Date*:	October 14, 2014
CUSIP / ISIN:	744482BL3 / US744482BL38
Ratings**:	A2 (Moody’s); A (S&P); A (Fitch)
Joint Book-Running Managers:	Mizuho Securities USA Inc. RBS Securities Inc.

Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date hereof or the succeeding business day will be required, by virtue of the fact that the bonds initially will settle T+5 (on October 14, 2014) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date hereof should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any Underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA Inc. toll-free at (866) 271-7403 or RBS Securities Inc. toll-free at (866) 884-2071.